UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 14, 2011

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On December 15, 2011, Aetna Inc. (“Aetna”) will hold an investor conference (the “Conference”) at The Pierre in New York City. During the conference, Aetna executives will discuss the company's strategy, performance and outlook, including reviewing business trends and specific initiatives related to its various business units. In addition, at the Conference Aetna management intends to disclose, among other things, that:

•	Medical membership is projected to grow in the fourth quarter of 2011, with year-end medical membership projected to be approximately 18.4 million members.

•
Medical membership is projected to decline in the first quarter of 2012, with projected March 31, 2012 medical membership of approximately 17.9 million members. The first quarter 2012 membership decline is projected to be driven by: a reduction of approximately 500,000 commercial administrative services contract members; an increase of approximately 35,000 Medicare members, including approximately 30,000 Medicare Advantage members; and a reduction of approximately 80,000 Medicaid members, driven by the exit from the Medicaid program in the State of Connecticut. Medical membership is projected to grow over the remainder of 2012, driven by commercial insured and Medicare.

•	Year-to-date through December 9, 2011, Aetna repurchased approximately 40.0 million shares at a cost of approximately $1.6 billion.

•	Based on strong fourth quarter 2011 performance to date, including actual results for October and November 2011, Aetna now projects full-year 2011 operating earnings of $5.15 per share (1).

•	Aetna's full-year 2012 operating earnings are projected to be approximately $5.00 per share (1).

The Conference is scheduled to begin at 8:45 a.m. Eastern time on December 15, 2011. Investors, analysts and the general public are invited to listen to this presentation and to access the slides for the presentations via Aetna's Investor Information link at www.aetna.com/investor. A webcast replay will be available via Aetna's Investor Information link at www.aetna.com/investor, beginning approximately two hours after the event, for 14 days. Website addresses are included for reference only. The information contained on Aetna's website is not part of this Form 8-K and is not incorporated by reference into this Form 8-K.

(1) Projected operating earnings per share for full-year 2011 and 2012 assume approximately 380.5 million and 353.0 million weighted average diluted shares, respectively. Projected operating earnings per share exclude the one-time charge associated with Aetna's voluntary early retirement program of $89.1 million and net realized capital gains of $90.8 million reported by Aetna in the nine months ended September 30, 2011. Projected operating earnings per share also exclude from net income any net realized capital gains or losses and additional other items, if any, occurring after September 30, 2011.  Aetna is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected net income in any period.  Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. Net realized capital gains and losses and the voluntary early retirement program charge do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations. In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION - Certain information in this Form 8-K is forward-looking, including our projections as to our medical membership, our full-year 2011 and full-year 2012 operating earnings per share and our weighted average diluted shares. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, particularly the implementation of health care reform legislation and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our medical benefit ratios. Components of the legislation will be phased in over the next seven years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges and the implementation of medical loss ratios, require further guidance and clarification both at the federal level and in the form of regulations and actions by state legislatures to implement the law. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of or rate of increase in the unemployment rate); adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform, changes in health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); our ability to differentiate our products and solutions from those offered by our competitors, and demonstrate that our products lead to access to better quality of care by our members; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of the H1N1 or other flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated; adverse changes in size, product mix or medical cost experience of membership; our ability to diversify our sources of revenue and earnings; adverse program, pricing or funding actions by federal or state government payors; the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the success of our health information technology initiatives; the ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we acquire in the future) and implement multiple strategic and operational initiatives simultaneously; managing executive succession and key talent retention, recruitment and development; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; the outcome of various litigation and regulatory matters, including the CMS risk adjustment audits of certain of our Medicare contracts, guaranty fund assessments and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; reputational issues arising from data security breaches or other means; the ability to improve relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; and a downgrade in our financial ratings. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2010 Annual Report on Form 10-K, Aetna's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and Aetna's Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 (Aetna's “Third Quarter 10-Q”), each on file with the Securities and Exchange Commission. You also should read Aetna's Third Quarter 10-Q for a discussion of Aetna's historical results of operations and financial condition.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: December 14, 2011	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer